Exhibit 99.27

Sangui BioTech International, Inc.
10960 Ashton Avenue
Los Angeles, CA 90024

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Centurion initiates authorization and subsequent marketing of Sangui's Body Gel in Korea, China, Taiwan and Japan

Witten, Germany, May 25, 2005 - SanguiBioTech GmbH, Witten, Germany, and Centurion, Inc., Seoul, Korea, signed a distributor agreement last week entitling Centurion to take all steps necessary to obtain regulatory clearance for Sangui's anti-cellulite body gel as a functional cosmetic, and subsequently to market and distribute the product in the markets in Korea, China, Taiwan and Japan. The authorization process is expected to last about six months. Under the terms of the contract Sangui will provide Centurion with the required quantities of the product against advance per unit payment by Centurion.

An initial quantity for the test and authorization phase has been shipped. Design and packaging options were discussed during the negotiations. The partners are considering to extend the cooperation to other Sangui cosmetic products.

Centurion, Inc., specializes in value added services for the pharmaceutical and medical products industries by establishing and arranging cooperations between research centers and corporations active in marketing and distributing products for the hospital markets in Asia with a special focus on Korea. Moreover, Centurion CEO In Kim and his team have a track record of successful introductions of third party products in these markets including the KFDA approval procedures. The company has established a comprehensive network of cooperation partners throughout Korea and Eastern Asia embracing renowned university research centers and industrial partners covering areas such as dermatology, immunology, vaccines, nano particles and chitosan.

In Kim founded Centurion after having served as CEO of MediLux, a company within the Hanmi Pharmaceuticals Group active in transferring the MIT developed Thermal Diffusion Probe technology to Asia. Prior to joining Hanmi he was managing international licensing and product authorization projects for a number of Korean companies. From 1980 through 1990 he served in the marketing and sales departments of Sandoz (Novartis) Korea. In Kim graduated from a top college of Seoul National University and obtained a pharmacist license in 1980.

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI).

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information.  These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.

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